Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS RECEIVES NON-COMPLIANCE NOTIFICATION FROM THE AMEX

CHICAGO - May 18, 2007 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S], as expected and pursuant to prior conversations with The American Stock Exchange (AMEX), today announced that it received notice from the staff of the AMEX indicating that it is not in compliance with listing standards due to delayed filing of its Form 10-Q for the quarter ended March 31, 2007. As disclosed earlier, TDS previously received a similar notice due to delayed filing of its Form 10-K for the year ended Dec. 31, 2006.

As a result of the non-compliance notice, TDS will continue to be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the listing standards and ".LF" will be appended to its trading symbols whenever such trading symbols are transmitted with a quotation or trade.

The website posting and indicator will remain in effect until TDS has regained compliance with all applicable listing requirements. TDS expects to be in compliance with such listing requirements when it files its Form 10-K for the year ended Dec. 31, 2006 and its Form 10-Q report for the quarter ended March 31, 2007, and when it distributes its 2006 annual report to shareholders, which were delayed as the company completes a restatement of its financial results, previously announced on April 23, 2007. The AMEX letter indicates that TDS must be in compliance by Aug. 14, 2007. TDS expects to be in compliance on or before that date.

TDS will also file a Form 8-K report to disclose additional matters relating to the notice from the AMEX.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of March 31, 2007, the company employed 11,600 people and served 7.2 million customers/units in 36 states.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com